THEMISTOCLES PSOMIADIS
1420 MIDTOWN AVE
MOUNT PLEASANT SC
29464

December 4, 2020

JESUS M. QUINTERO
CHAIRMAN & CEO
MARIJUANA COMPANY OF AMERICA
1340 WEST VALLEY PKWY, SUITE 205
ESCONDIDO, CA 92029

DEAR JESUS,

IT IS WITH PROFOUND SORROW THAT I SUBMIT MY RESIGNATION AS DIRECTOR OF MARIJUANA COMPANY OF AMERICA.

THANK YOU,

THEMISTOCLES PSOMIADIS